Exhibit 99.1

For Immediate Release
Thursday, July 28, 2005
Press Release


                         FNB CORPORATION ANNOUNCES
                       RECORD SECOND QUARTER EARNINGS,
                      APPOINTS BANK PRESIDENT/CEO, AND
               APPROVES SHARE REPURCHASE PROGRAM AND DIVIDEND


CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), announced today record quarterly earnings, the hiring of First National Bank President and CEO David
W. DeHart, and the approval by the Board of Directors of a share repurchase program and cash dividend increase.

The Corporation's net income rose 18.0 percent to a record $4,044,000 in the second quarter of 2005, from $3,426,000 in the second quarter of 2004. Basic earnings per share increased 19.1 percent, from $.47 to $.56.

The increase in FNB's earnings was driven principally by higher net interest revenue resulting from strong loan and deposit growth and increases in the prime rate. Loan and deposit balances grew 8.2 percent and 3.8 percent, respectively, from June 30, 2004 to June 30, 2005. Total assets increased
4.7 percent to $1,444,391,000.

Year-to-date earnings as of June 30, 2005 were $8,062,000, up 17.9 percent or $1,226,000 from the $6,836,000 reported as of June 30, 2004. Basic earnings per share increased 18.1 percent, from $.94 to $1.11. Contributing factors include increased net interest income from loan growth; higher fee income from secondary market mortgage, insurance, and investment sales; and net favorable non-recurring items amounting to $279,000 that stemmed primarily from a gain on an exchange of real estate.

Net charge-offs were below peers at .06 percent of average year-to-date loans through June 30, 2005, compared to .18 percent of average year-to-date loans through June 30, 2004. An increase in non-performing assets, from .40 percent at March 31, 2005 to .65 percent at June 30, 2005, is attributable to two large loans that are both well secured.

Details of the Corporation's financial performance follow.

"We implemented several strategies to improve FNB's long-term performance, and they are paying off," reported Heath. "These include expanding our private banking and securities lines of business, which are both exceeding expectations. Our branching initiative is also on track, and we are in the process of identifying sites that should be profitable to the Corporation and convenient to existing and prospective customers. In fact, we recently secured a key location that fills one of two major voids identified in our Roanoke market. We think all of these successes bode well for our future performance."
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Heath also announced the appointment of David W. DeHart to the position of
President and Chief Executive Officer of First National Bank. DeHart will join the staff on August 1, 2005, and will succeed Interim President and CEO,
R. Bruce Munro. "Bruce has been invaluable over the past months, and will work with David through a transition period," explained Heath. "As Bruce approaches his planned retirement, we certainly wish him well."

DeHart, a resident of Radford, Virginia and graduate of the Pamplin College of Business of Virginia Polytechnic Institute and State University, has twenty-five years of experience in financial management, corporate finance, commercial banking, and business development. "David is a seasoned banker and a native of the New River Valley," stated Heath. "So it is safe to say that he knows this market and is familiar with the needs of its people."

Active in the community, DeHart is chair of the New River Valley Economic Development Alliance, the Radford University Foundation, and the Radford Industrial Development Authority. He is president elect of the Montgomery-Radford-Floyd United Way, and president of the Radford Noon Rotary. He also serves on the board of the Radford Bridges project, and is finance chair for Grove United Methodist Church.

Jon T. Wyatt, Chairman of FNB Corporation, and Dr. Raymond D. Smoot, Jr., Chairman of First National Bank stated, "We are delighted that David is joining our team, and confident that his banking expertise, strong ties to the community, and effective leadership will be invaluable as we strive to develop customer relationships and build shareholder value."

In its meeting today, FNB's Board of Directors authorized the repurchase of up to 400,000 shares, or approximately 5.5 percent, of the Corporation's outstanding common stock. The repurchased shares will constitute authorized but unissued shares of common stock.

The Corporation's shares will be repurchased from time to time through open market or privately negotiated transactions, at the discretion of management. The Corporation will finance the repurchases with available working capital. The repurchase program will be dependent upon market conditions and other requirements, and there is no guarantee as to the exact number of shares to be repurchased.

In connection with authorizing this repurchase plan, the Corporation rescinded a previous share repurchase plan that was announced on April 24, 2000. As of July 28, 2005, it had repurchased 213,783 of the 400,000 shares authorized under the April 2000 Stock Repurchase Plan.

The Board of Directors also approved today an increase in the quarterly cash dividend to $0.20 per share. The payment will be made on August 26, 2005 to stockholders of record on August 8, 2005. It represents an annual yield to shareholders of approximately 2.8 percent, based on the stock's recent trading price.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.4 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, N.A., the Corporation operates 26 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758

Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; and (6) adverse changes may occur in the securities markets. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2005       2004     Change   % Change
Quarter Ended June 30
  Net income                    $     4,044 $    3,426        618       18.0
  Net interest income                12,560     11,611        949        8.2
  Net interest income (FTE)(1)       12,628     11,715        913        7.8
  Noninterest income excluding
   securities gains (losses)          3,875      3,914        (39)      (1.0)
  Noninterest expense                 9,475      9,255        220        2.4
  Provision for loan losses             726        903       (177)     (19.6)

Per Share Data
  EPS basic                     $      0.56 $     0.47       0.09       19.1
  EPS fully diluted                    0.55       0.47       0.08       17.0
  Dividends declared                   0.19       0.18       0.01        5.6
  Book value                          21.28      19.85       1.43        7.2
Weighted average shares
 outstanding basic                    7,279      7,245         34        0.5
Weighted average shares
 outstanding fully diluted            7,333      7,323         10        0.1
Shares outstanding quarter
 end (net of unearned)                7,285      7,258         27        0.4

Financial Ratios
  Return on average assets             1.14 %     1.00 %
  Return on average share-
   holders' equity                    10.63       9.47
  Net interest margin (1)              3.90       3.78
  Equity to assets                    10.73      10.45
  Allowance for loan losses
   to loans, net of unearned
   income                              1.24       1.19

Selected Balances at June 30
  Total assets                  $ 1,444,391 $1,379,136     65,255        4.7
  Loans, net of unearned
   income                         1,142,653  1,056,396     86,257        8.2
  Allowance for loan losses          14,182     12,590      1,592       12.6
  Securities                        156,918    190,866    (33,948)     (17.8)
  Deposits                        1,166,015  1,123,165     42,850        3.8
  Other interest-bearing funds      117,674    105,676     11,998       11.4
  Shareholders' equity              155,019    144,092     10,927        7.6

Six Months Ended June 30
  Net income                    $     8,062 $    6,836      1,226       17.9
  EPS basic                            1.11       0.94       0.17       18.1
  EPS fully diluted                    1.10       0.93       0.17       18.3
  Dividends declared per share         0.38       0.36       0.02        5.6
  Weighted average shares
   outstanding basic                  7,277      7,237         40        0.6
  Weighted average shares
   outstanding fully diluted          7,333      7,313         20        0.3
  Return on average assets             1.14 %     1.01 %     0.13        NM
  Return on average share-
   holders' equity                    10.65       9.54       1.11        NM
  Net interest margin (1)              3.90       3.85       0.05        NM

Asset Quality                                 % of Loans           % of Loans
                                       2005      & ORE      2004      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  5,265       0.46  $  3,110       0.29
  Other real estate                   1,221       0.11       987       0.09
  Loans past due 90 days
   or more                              924       0.08     1,447       0.14
  Total nonperforming assets       $  7,410       0.65  $  5,544       0.52


Net charge off ratio                   0.06%                0.18%

(1) Fully taxable equivalent
NM - Not meaningful

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2005       2004     Change   % Change
Alternative Performance Measures
for Quarter Ended June 30 (2)
  Net income                     $    4,044 $    3,426        618       18.0
  Plus amortization of core
   deposit intangibles                  306        347        (41)     (11.8)
  Equals cash basis operating
   earnings (2)                       4,350      3,773        577       15.3
  QTD average assets              1,422,133  1,366,233     55,900        4.1
  Less QTD intangible assets         47,466     48,787     (1,321)      (2.7)
  Equals QTD average tangible
   assets (2)                     1,374,667  1,317,446     57,221        4.3
  QTD average equity                152,167    144,700      7,467        5.2
  Less intangible assets equals
   QTD average tangible
   equity (2)                       104,701     95,913      8,788        9.2
  Cash basis EPS (2)                   0.60       0.52       0.08       15.4
  Cash basis EPS fully
   diluted (2)                         0.59       0.52       0.07       13.5
  Cash basis return on average
   tangible assets (2)                 1.27 %     1.15 %     0.12       10.1
  Cash basis return on average
   tangible equity (2)                16.62      15.74       0.88        5.6

Alternative Performance Measures
for Six Months Ended June 30 (2)
  Net income                    $     8,062 $    6,836      1,226       17.9
  Plus amortization of core
   deposit intangibles                  612        694        (82)     (11.8)
  Equals cash basis operating
   earnings (2)                       8,674      7,530      1,144       15.2
  YTD average assets              1,412,578  1,351,202     61,376        4.5
  Less YTD intangible assets         47,620     48,967     (1,347)      (2.8)
  Equals YTD average tangible
   assets (2)                     1,364,958  1,302,235     62,723        4.8
  YTD average equity                151,354    143,295      8,059        5.6
  Less intangible assets equals
   YTD average tangible
   equity (2)                       103,734     94,328      9,406       10.0
  Cash basis EPS (2)                   1.19       1.04       0.15       14.4
  Cash basis EPS fully diluted (2)     1.18       1.03       0.15       14.6
  Cash basis return on average
   tangible assets (2)                 1.27%      1.16%      0.11        9.5
  Cash basis return on average
   tangible equity (2)                16.72      15.97       0.75        4.7

(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because by excluding material non-recurring items and non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.